Exhibit 10.13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS    AMENDED    AND    RESTATED    EMPLOYMENT    AGREEMENT (“Agreement”) is made this August 1, 2016 (“Effective Date”) by and between BRICKELL BIOTECH, INC., a Delaware corporation with a business address located at 2600 Southwest Third Avenue, Ste. 300, Miami, Florida 33129 (the “Corporation”), and DEEPAK CHADHA, a Massachusetts resident, with an address of 9 Dutchess Road, Franklin, MA 02038 (the “Employee”).

R E C I T A L S:

WHEREAS, the Employee possesses substantial experience in the field of pharmaceuticals and business;

WHEREAS, the Corporation currently employs Employee as Senior Vice President, Global Regulatory Affairs of the Corporation pursuant to the terms of the Employment Agreement dated December 23, 2015 (the “Original Employment Agreement”);

WHEREAS, the Corporation and Employee desire to amend and restate the Original Employment Agreement in its entirety with this Agreement.

WHEREAS, the Employee is willing to continue to make his services available to the Corporation and on the terms and conditions hereinafter set forth and as amended and restated by this Agreement.

NOW, THEREFORE, in consideration of the recitals, premises and mutual covenants set forth herein, the parties agree as follows:

1.	Employment.

1.1    Employment and Term. The Corporation hereby agrees to employ the Employee and the Employee hereby agrees to serve the Corporation on the terms and conditions set forth herein.

1.2    Duties of Employee. During the Term of Employment under this Agreement, the Employee shall serve as Chief Regulatory, Preclinical and Quality Compliance Officer, satisfactorily completing the responsibilities set forth in further detail in Attachment A hereto (“Attachment A”). Additionally, Employee shall diligently perform all other services and shall exercise such power and authority as may from time to time be delegated to him by the Corporation. The foregoing shall not limit his right to be involved in other not-for-profit, civic or charitable activities nor limit the Employee’s right to serve as an advisor or board member for other non-competing corporate or not-for-profit entities, or as otherwise permitted by the Board of Directors of the Corporation (the “Board”).

2.	Term.

2.1    Initial Term. Notwithstanding the Effective Date, this Agreement shall commence (the “Initial Term”) on January 8th, 2016 (the “Commencement Date”) and expire three
(3) years from the Commencement Date unless sooner terminated in accordance with Section 5 hereof.

2.2    Renewal Terms. At the end of the Initial Term, the Term of Employment shall automatically renew for successive one year (1) year terms (subject to earlier termination as provided in Section 5 hereof) unless the Corporation or the Employee delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment or the parties mutually determine otherwise.

2.3    Term of Employment and Expiration Date. The period during which the Employee shall be employed by the Corporation pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date”).

3.	Compensation.

3.1    Base Salary. The Corporation shall pay Employee a base salary at the annual rate of Two Hundred Eighty Thousand Dollars ($280,000.00) (the “Base Salary”) commencing September 1, 2016 and running through the Term of Employment. All salary is payable subject to standard federal and state payroll withholding requirements in accordance with Corporation’s standard payroll practices. The Corporation agrees to undertake a salary and bonus review on an annual basis with adjustments to be made by management in conformity with the achievement of performance goals and objectives.

3.2	Bonuses.

a.Discretionary Bonus. The Corporation expects to pay Employee a discretionary performance bonus target of twenty-five percent (25%) of Base Salary, to be due and payable on an annual basis, upon terms to be determined, provided nothing herein shall be a guarantee of any amount of bonus, or any bonus at all. The bonus, if any, is at the discretion of the Corporation based on factors as the Corporation may determine. Such performance bonus is subject to standard federal and state payroll withholding requirements in accordance with Corporation’s standard payroll practices and is hereby incorporated into this Agreement by reference. The date of such bonus, if any is provided, is expected to occur no later than two months following the end of a calendar year.

c.Incentive Compensation. As part of that Consulting Agreement dated September 1, 2015 by and between Employee and Corporation (the “Consulting Agreement”), and on September 1, 2015, the Corporation granted Employee options to purchase 10,000 shares of common stock of the Corporation, vesting as follows: 1,250 shares vested immediately on the date of grant (September 1, 2015), 3,750 will vest one year from the grant date of such options, 2,500 shares two years from the grant date of such options and 2,500 shares three years from the grant date of such options at $4.20. As part of the Original Employment Agreement, and on December 23, 2015, the Corporation granted Employee options to purchase 30,000 shares of common stock of the Corporation, vesting as follows: 5,000 shares immediately on the date of grant (December 23, 2015), 8,333 shares one year from the grant date of such options, 8,333 shares two years from the grant date of such options and 8,334 shares three years from the grant date of such options at $4.20. Notwithstanding the foregoing, 2,000 shares of the most recent unvested tranche of unvested options from the grant on December 23, 2015 are subject to automatic vesting upon the initiation of the first BBI-4000 Phase 3 clinical trial (i.e. the enrollment of the first patient in such study). Furthermore, on June 7, 2016, the Corporation granted Employee options to purchase 5,000 shares of common stock of the Corporation, vesting as follows: 1,666 shares will vest one year from June 7, 2016, 1,667 shares two years from the grant date of such options and 1,667 shares three years from the grant date of such options at $4.20. All such grants and vesting shall be subject to conditions of continued employment by the Corporation and the related terms and conditions applicable to all participants in the Brickell Biotech, Inc. 2015 Equity Incentive Plan. Notwithstanding the foregoing, after March 1, 2017, any unvested Options shall vest in full upon the date of completion of a Change in Control of the Corporation, if any Change of Control occurs, and as such term is defined in Section 5.6(b) of the Agreement.

d.Special Bonuses. The Corporation shall pay Employee a one-time special bonus of Fifty Thousand Dollars ($50,000.00) to be due and payable within 30 days of the Corporation’s receipt of that Phase 3 Clinical Trial milestone payment by Kaken Pharmaceutical Co, LTD. (“Kaken”) as further set forth in that License, Development and Commercialization Agreement by and between the Corporation and Kaken and a one-time special bonus of Twenty- Five Thousand Dollars ($25,000.00) upon the initiation of the first BBI-4000 Phase 3 clinical trial (i.e. the enrollment of the first patient in such study). Such bonuses are subject to standard federal and state payroll withholding requirements in accordance with Corporation’s standard payroll practices and is hereby incorporated into this Agreement by reference.

Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as “Incentive Compensation” and shall be paid by the Corporation to the Employee within two (2) months after the end of the Bonus Period for which it is payable.

For avoidance of doubt, the Consulting Agreement is no longer effective as of January 8, 2016.

4.	Expense Reimbursement and Other Benefits.

4.1    Reimbursement of Expenses. Upon the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Corporation may from time to time adopt, the Corporation shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee during the Term of Employment in the course of and pursuant to the business of the Corporation. The Employee shall account to the Corporation in writing for all expenses for which reimbursement is sought and shall supply to the Corporation copies of all relevant invoices, receipts or other evidence reasonably requested by the Corporation.

4.2    Compensation/Benefit Programs. The Corporation currently permits its full time employees to enroll in the Corporation’s healthcare plan, and the Corporation pays the costs of the related premiums, however this policy is subject to change and the Corporation may end this practice and not pay for all or any of its full time employees’ healthcare premiums and/or may terminate its healthcare plans at any time. Therefore, currently, and during the Term of Employment, Corporation will directly pay the costs of your medical and vision and dental insurance premiums so long as you enroll in the Corporation’s health care and vision/dental plan. However, Corporation reserves the right to eliminate and/or modify all or a portion of this payment or participation in any plan at any time, upon notice to you. In addition, Corporation will reimburse you for pre-approved Corporation expenses as set forth in the Corporation policy manual and as the manual (or related policies) may be adjusted from time to time.

4.3    Location. As part of your employment, Employee agrees to spend a minimum of 5 business days per month in the Corporation’s office (Miami, FL or Boulder, CO), as requested by Corporation, and/or at a mutually agreed upon off-site premise, at the reasonable expense of Corporation and subject to its expense and travel policy.

4.4	Other Benefits.

a.Personal Days. The Employee shall be entitled to twenty eight (28) paid personal days annually, including vacation days, sick days and time off for personal matters. Such personal days are to be taken at such times as the Employee and the Corporation shall mutually determine. Personal days shall not interfere with the duties required to be rendered by the Employee hereunder. Additionally, the Employee shall be entitled to paid holidays as the Corporation in its standard holiday schedule may observe.

b.Association Dues. During the Term of this Agreement, the Corporation may pay reasonable initiation fees and dues payable in connection with the Employee’s membership(s) in those clubs and activities that in the opinion of the Board are in furtherance and directly related to the active conduct of the Corporation’s business and are consistent with sound financial and tax planning.

c.Miscellaneous Benefits. The Corporation agrees to specifically reimburse the Employee for (i) the cost of a cell phone and (ii) any such additional benefits, if any, as the Board of Directors of the Corporation shall from time to time determine.

5.	Termination.

5.1    Termination for Cause. The Corporation shall at all times have the right, upon written notice to the Employee, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) an action or omission of the Employee which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under this Agreement or any other agreements, including, without limitation, the Company Protection Agreement, between the parties which is not cured within fifteen (15) days after receipt by the Employee of written notice of same; (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder; (iii) conviction of any crime which involves dishonesty or a breach of trust; or (iv) gross negligence in connection with the performance of the Employee's duties hereunder, which is not cured within fifteen (15) days after written receipt by the Employee of written notice of same. Any termination for Cause shall be made in writing to the Employee, which notice shall set forth in detail all acts or omissions upon which the Corporation is relying for such termination.

The Employee shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Corporation shall pay to the Employee his Base Salary to the date of termination. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.2    Disability. The Corporation shall at all times have the right, upon written notice to the Employee, to terminate the Term of Employment, if the Employee shall become entitled to benefits under the Corporation’s disability plan as then in effect, or, if the Employee shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 days in any 12-month period. The Corporation shall have sole discretion based upon competent medical advice to determine whether the Employee continues to be disabled. Upon any termination pursuant to this Section 5.2, the Corporation shall
(i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Employee’s employment with the Corporation, (iii) pay to the Employee a severance payment equal to six (6) months of the Employee's Base Salary at the time of the termination of the Employee’s employment with the Corporation, such amount to be paid in the manner and at such times as the Base Salary otherwise would have been payable to the Employee. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.3    Death. Upon the death of the Employee during the Term of Employment, the Corporation shall (i) pay to the estate of the deceased Employee any unpaid Base Salary through the Employee's date of death, (ii) pay to the estate of the deceased Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Employee’s date of death, (iii) continue to pay to the estate of the deceased Employee the Base Salary the Employee was receiving prior to his death under Section 3.1 hereof for a period of three (3) months following the Employee’s death, in the manner and at such times as the Base Salary otherwise would have been payable to the Employee. In addition, in the event that the Employee’s spouse and/or children shall be eligible and shall elect to receive COBRA coverage under the Corporation’s health plans, the Corporation shall pay the premium payments applicable to such COBRA coverage during the applicable COBRA continuation coverage period. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Employee's death, subject, however to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.4    Termination Without Cause. At any time the Corporation shall have the right to terminate the Term of Employment by written notice to the Employee. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6, the Corporation shall (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Employee the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Employee’s employment with the Corporation, (iii) continue to pay the Employee's Base Salary through six (6) months from the date of termination hereunder (the “Continuation Period”), in the manner and at such time as the Base Salary otherwise would have been payable to the Employee. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.5	Termination by Employee.

a.The Employee shall at all times have the right, upon ninety (90) days written notice to the Corporation, to terminate the Term of Employment.

b.Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Employee without Good Reason, the Corporation shall (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Employee’s employment with the Corporation. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused, paid personal days that have accumulated during the calendar year in which such termination occurs).

c.Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Employee for Good Reason, the Corporation shall pay to the Employee the same amounts that would have been payable by the Corporation to the Employee under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Corporation without Cause. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused, paid personal days that have accumulated during the calendar year in which such termination occurs).

a.For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Employee of duties substantially inconsistent with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Corporation which results in a substantial diminution in such position, authority, duties or responsibilities, provided that, in order to claim relief under this Section, Employee must (1) give Corporation written notice of such Good Reason and (2) allow Corporation 15 days to cure following notice of same from Employee; (ii) any failure by the Corporation to comply with any of the provisions of Article 3 of this Agreement, provided that, in order to claim relief under this Section, Employee must (1) give Corporation written notice of such Good Reason and (2) allow Corporation 15 days to cure following notice of same from Employee; (iii) any purported termination by the Corporation of the Employee's employment otherwise than for Cause pursuant to Section 5.1, or by reason of the Employee’s disability pursuant to Section 5.2 of this Agreement, prior to the Expiration Date. A change in job title or reporting lines will not alone qualify as Good Reason. In addition, with regard to (i) above, a diminution in such position, authority, duties or responsibilities for reasons of Cause shall not constitute Good Reason.

5.6	Change in Control of the Corporation.

b.Payments. In the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Corporation shall occur during the Term of Employment, the Corporation shall (i) (1) pay to the Employee any unpaid Base Salary through the effective date of termination, (2) pay to the Employee the Incentive Compensation, if any, not yet paid to the Employee for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Employee, (3) pay to the Employee his Termination Year Bonus, if any, at the time provided in Section 3.2 hereof, and (4) pay to the Employee within thirty (30) days of the termination of his employment hereunder, a single lump sum payment equal to 50% of the Employee’s annual Base Salary at the time of the termination of the Employee’s employment with the Corporation, less applicable withholdings and deductions and (ii) if Employee is participating in the Corporation’s group health insurance plans on the effective date of termination, and Employee timely elects and remains eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, the Corporation shall pay that portion of the Employee’s COBRA premiums that the Corporation was paying prior to the effective date of termination for six (6) months following the effective date of termination or for the continuation period for which the Employee is eligible, whichever is shorter. The Corporation shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused paid, personal days that have accumulated during the calendar year in which such termination occurs).

c.For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Corporation of (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Corporation or (iii) the sale of all or substantially all of the assets of the Corporation (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

5.7    Resignation. Upon any termination of employment pursuant to this Article 5, the Employee shall be deemed to have resigned as an officer, and if he was then serving as a director of the Corporation, as a director, and if required by the Board, the Employee hereby agrees to immediately execute a resignation letter to the Board.

5.8    Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

6.	Restrictive Covenants.

6.1    Non-Competition. At all times while the Employee is employed by the Corporation and for a two (2) year period after the termination of the Employee’s employment with the Corporation for any reason other than by the Corporation without Cause (as defined in Section 5.1 hereof) or by the Employee for Good Reason (as defined in Section 5.5 hereof), the Employee shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an Employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Corporation (for this purpose, any business that engages in the drug development business utilizing those specific pharmaceutical compounds developed, licensed or owned by the Corporation or any of its subsidiaries during his term of employment to date of Employee’s Termination shall be deemed to be in competition with the Corporation); provided that such provision shall not apply to the Employee's ownership of Common Stock of the Corporation or the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

6.2    Nondisclosure. The Employee shall not at any time divulge, communicate or use to the detriment of the Corporation or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Corporation. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Corporation (which shall include, but not be limited to, information concerning the Corporation's business plan, financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Corporation that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Corporation with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by the Corporation (including information conceived, originated, discovered or developed by the

Employee) prior to or after the date hereof, and not generally known, about the Corporation or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent required by law.

6.3    Non-solicitation of Executives and Clients. At all times while the Employee is employed by the Corporation and for a two (2) year period after the termination of the Employee’s employment with the Corporation for any reason, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any Employee or former Employee of the Corporation, unless such Employee or former Employee has not been employed by the Corporation for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients and/or partners of the Corporation on behalf of any person or entity in connection with any business competitive with the business of the Corporation, nor shall the Employee make known the names and addresses of such clients or any information relating in any manner to the Corporation's trade or business relationships with such customers, other than in connection with the performance of Employee's duties under this Agreement.

6.4    Books and Records. All books, records, and accounts relating in any manner to the business of the Corporation, customers, clients or prospects of the Corporation, reports documents analyses or any information whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Corporation and shall be returned immediately to the Corporation on termination of the Employee's employment hereunder or on the Corporation's request at any time.

6.5    Definition of Corporation. Solely for purposes of this Article 6, the term “Corporation” also shall include any existing or future subsidiaries of the Corporation that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Corporation during the periods described herein.

6.6    Acknowledgment by Employee. The Employee acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Corporation, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause his any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to his or otherwise to obtain income required for the comfortable support of his and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Corporation is such as would cause the Corporation serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Corporation in violation of the terms of this Article 6. The Employee further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Corporation’s successors and assigns.

6.7    Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.8    Extension of Time. If the Employee shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Corporation seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

6.9    Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7.Mediation. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure.

8.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Miami-Dade County, Florida in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules or the parties agree otherwise). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne equally by both parties. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

9.Assignment. This Agreement is personal in nature and accordingly may not be assigned by the Employee, in whole or in part, without the prior written consent of the Corporation, which may be withheld in its sole discretion. The Corporation may, in its sole discretion, assign this Agreement and all of its rights, benefits and obligations hereunder, whether by agreement or by operation of law.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of laws issues.

12.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Corporation (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Corporation and the Employee.

13.Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed e-mail or facsimile transmission addressed as set forth herein. Notices personally delivered, sent by e-mail or facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Corporation, addressed to Brickell Biotech, Inc., 2600 Southwest Third Avenue, Ste. 300, Miami, Florida 33129, Attention: Secretary, and (ii) if to the Employee, to his address as reflected on the payroll records of the Corporation, or to such other address as either party hereto may from time to time give notice of to the other.

14.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

15.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

16.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17.Damages. Nothing contained herein shall be construed to prevent the Corporation or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys fees of the other.

18.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Corporation, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

19.Indemnification. Subject to limitations imposed by law, the Corporation shall defend, indemnify and hold harmless the Employee to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by his in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, Employee or agent of the Corporation, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation also shall pay any and all expenses (including attorney's fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Corporation and/or any of its officers or directors. The provisions of this Section 19 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this amended and restated Agreement as of the Effective Date above written.

Corporation:		Employee:

BRICKELL BIOTECH, INC.
A Delaware corporation

By:	/s/ Patricia S. Walker	By:	/s/ Deepak Chadha
Patricia S. Walker MD, PhD
President and Chief Scientific Officer			Deepak Chadha, Individually

ATTACHMENT “A”

Chief Regulatory, Preclinical and Quality Compliance Officer

The Chief Regulatory, Preclinical and Quality Compliance Officer is responsible for providing strategic leadership and direction for all of Corporation’s global product development projects, in addition to, overseeing the execution of activities to support the Corporation’s registration goals. The Chief Regulatory, Preclinical and Quality Compliance will design, develop and execute long term strategies into short term goals for regulatory/clinical and CMC strategies, in alignment with department, company and commercial goals. The Chief Regulatory, Preclinical and Quality Compliance Affairs will report to the Chief Scientific Officer.

Key Responsibilities:

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This position will be expected to lead and collaborate with multiple internal stakeholders to ensure that all programs are implemented in accordance with project team strategies and in compliance with global regulatory agencies, and that overall business strategies are translated to guarantee optimal time to market for each of the Corporation’s product candidates.

Specific Responsibilities:

•	Serves as the global regulatory expert within the Corporation.

•	Coordinates and leads meetings with regulatory agencies.

•	Develops preclinical development strategies and policies.

•	Develops robust regulatory and compliance strategies and policies.

•	Ensures effective planning, preparation and submission of IND’s, CTA’s and NDA’s in the U.S. and globally.

•	Develops, implements and assures quality and clinical quality assurance (CQA) policies are in place and followed.

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Works closely with the CMC, clinical and project teams and partners with project team leaders to ensure all regulatory requirements are met, and all information needed for registration and on going product availability is produced.

•	Serves as the lead for the preclinical and regulatory sub-teams and represent preclinical and regulatory affairs on the project teams.

•	Builds, manages and effectively leads a team of preclinical, regulatory and compliance global professionals and/or consultants.

•	Establishes project related goals and monitors timelines.

•	Manages the preclinical, regulatory and compliance budgets, timelines, including staffing and hiring needs.

•	Establishes and manages relationships with external regulatory authorities and maintains correspondence/communication and other records of interactions.

•	Informs Corporation’s senior management of changes in regulatory and compliance directives, guidance, and regulations.

•	Advises staff members and colleagues on regulatory matters and provides guidance in conducting studies that comply with FDA and global requirements.

•	Advises staff members and colleagues on quality and CQA compliance practices and provides guidance and monitoring to assure such practices are adhered to.

August 28, 2019
Deepak Chadha
9 Dutchess Road
Franklin, MA 02038
Dear Mr. Chadha,
You are receiving this letter as an amendment to the employment agreement that you previously signed between you and Brickell Biotech, Inc., a Delaware corporation (the “Corporation”) effective August 1, 2016 (“Employment Agreement”). All capitalized terms in this letter agreement not otherwise defined in this letter agreement are defined in the Employment Agreement. The Corporation desires to amend the Employment Agreement as noted below to clarify language in the Change in Control Section of the Employment Agreement as provided below.
First, effective as of the date of this letter agreement, the terms of Section 5.6 of the Employment Agreement are hereby deleted and replaced with the following:
5.6    Change in Control of the Corporation.
a.    Payments. Upon termination of the Term of Employment due to a termination by the Corporation without Cause or by the Executive with Good Reason during the twenty-four (24) month period following a Change in Control (as defined in paragraph (b) of this Section 5.6), the Corporation shall (i) (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, (3) pay to the Executive his Incentive Compensation, if any, at the time provided in Section 3.2 hereof that would otherwise be payable for the year in which such termination occurs, and (4) pay to the Executive within thirty (30) days of the termination of his employment hereunder, a single lump sum payment equal to 50% of the Executive’s annual Base Salary at the time of the termination of the Executive’s employment with the Corporation, less applicable withholdings and deductions (provided that if such payments of Base Salary would otherwise constitute deferred compensation subject to Section 409A, such payments shall be made at such time and in such form as required to comply with Section 409A), and (ii) if Executive is participating in the Corporation’s group health insurance plans on the effective date of termination, and Executive timely elects and remains eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, the Corporation shall pay that portion of the Executive’s COBRA premiums that the Corporation was paying prior to the effective date of termination for twelve (12) months following the effective date of termination or for the continuation period for which the Executive is eligible, whichever is shorter. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused paid, personal days that have accumulated during the calendar year in which such termination occurs).
b.    For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Corporation of (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Corporation or (iii) the sale of all or substantially all of the assets of the Corporation (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).”
Second, by adding a new Section 20 in the Employment Agreement as follows:
20.    Section 409A of the Code.
(a)    General. The payments due under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A
(b)    Specified Employees. Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six (6)-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6)-month period shall be paid in a lump sum on the Specified Employee Payment Date, with interest thereon at one-hundred percent (100%) of the applicable federal funds rate during such period, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six (6)-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.
(c)    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
You agree and acknowledge that your Employment Agreement remains in full force and effect as amended by this letter agreement. You must sign and return this amendment no later than August 29, 2019. If you do not sign and return this amendment, your Employment Agreement shall remain in full force and effect as drafted without regard to the clarifying changes in this amendment.
Sincerely,
Corporation:

Brickell Biotech, Inc.

By:	/s/ Andrew Sklawer

Name: Andrew Sklawer
Title: COO

Executive:

/s/ Deepak Chadha

Date: August 28, 2019